Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Duane Reade Holdings, Inc. Board of Directors:

We consent to the use of our reports dated March 23, 2009, with respect to the consolidated balance sheets of Duane Reade Holdings, Inc. and subsidiaries as of December 27, 2008 and December 29, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 27, 2008 and the related financial statement schedule, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the adoption of FASB Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” as of December 30, 2007 and of FASB Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” as of December 30, 2007.

/s/ KPMG LLP
KPMG LLP

New York, New York

October 27, 2009